EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May 24, 2010 by and between Gail A. Sloan (“Executive”) and La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for her services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Employment by the Company.

1.1 Title and Responsibilities. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and Executive hereby accepts such employment effective as of the date hereof (the “Effective Date”). During her employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2 Executive Position. Executive will continue to serve in an executive capacity and shall perform such duties as are customarily associated with her title, consistent with the bylaws of the Company and as reasonably required by the Board of Directors (the “Board”) of the Company.

1.3 Company Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4 At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.

2.	Compensation.

2.1 Base Salary. Executive shall receive for services to be rendered hereunder an initial annual Base Salary of $198,551, payable on a biweekly basis in accordance with the normal payroll practices of the Company (including deductions, withholdings and collections as required by law). Upon the closing of a Strategic Transaction (defined below), Executive’s annual Base Salary shall increase to $206,493 and such increase shall be retroactive to the Effective Date of this agreement. For purposes of this Agreement, “Strategic Transaction” shall have the meaning set forth in the Company’s Certificate of Incorporation. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Compensation Committee”) starting with the annual performance review in January 2011.

2.2 Bonus. Executive shall be eligible to participate in the Company’s executive level bonus plan throughout the duration of Executive’s employment with the Company.

(a) Executive’s Performance. The amount of Executive’s bonus will depend upon Executive’s and the Company’s performance with respect to the goals to be established annually by the Compensation Committee.

(b) Determination of Bonus. The amount of Executive’s bonus will be determined after the close of the Company’s fiscal year and paid out in the following year. To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year. Notwithstanding the foregoing, but subject to Section 2.3(c) below, in the event that Executive is terminated without Cause, as a result of a Constructive Termination or in connection with a Change in Control, the amount of Executive’s bonus, if any, will be determined after the occurrence of such event and will be paid to Executive promptly thereafter.

(c) No Guaranteed Bonus. Notwithstanding the foregoing, no bonus is guaranteed to Executive. Any bonus is subject to the approval of the Board, which retains the authority to review, grant, deny or revise any bonus in its sole discretion.

(d) Target Bonus. The initial target bonus for Executive shall be thirty-five percent (35%) of her then current Base Salary.

(e) Withholding. Any bonus paid to Executive shall be subject to such withholdings as may be required by law.

2.3 Stock Options. On the Effective Date, the Company will grant Executive options to purchase 1,800,000 shares of common stock of the Company (the “Initial Options”) pursuant to the terms and subject to the conditions set forth in the La Jolla Pharmaceutical Company 2010 Equity Incentive Plan (the “Plan”). The Initial Option shall vest with respect to one thirty-sixth (1/36th) of the underlying shares monthly commencing on the Effective Date until all options are vested. The exercise price of the Initial Options shall be the Fair Market Value (as defined in the Plan) of the Company’s common stock on the Effective Date.

2.4. Standard Company Benefits and Vacation. Executive shall be entitled to those benefits provided to the Company’s executives generally, including healthcare benefits, and for which she is eligible pursuant to the terms and conditions of the relevant plans. Executive shall be entitled to four weeks of paid vacation per year.

2.5 Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the Company and the performance of her duties under this Agreement, subject to Executive providing the Company with reasonable documentation thereof.

3. Termination Of Employment.

3.1 Termination For Cause. If Executive is terminated for Cause, the Company shall pay Executive the Base Salary then in effect, prorated to the date of termination, and any amount earned buy not yet paid or otherwise due pursuant to Sections 2.2, 2.4 and 2.5 (collectively the “Standard Entitlements”). All other compensation from and after such termination shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Executive shall not be entitled to any severance pay or other payment or compensation whatsoever upon such termination. If the Company terminates Executive for Cause, then all options to purchase Common Stock of the Company held by Executive as of the date of Executive’s termination, whether or not vested, shall immediately terminate and become unexercisable. For purposes of this Agreement, “Cause” is defined as the occurrence of one or more of the following: (i) Executive is convicted of or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, embezzlement or fraud; (ii) Executive breaches this Agreement or any Agreement entered into with the Company in a manner that materially and adversely affects the Company; (iii) Executive commits willful misconduct which materially and adversely impacts the Company; or (iv) Executive fails, after receipt of written notice and after receiving a period of at least 10 business days following such notice, to follow a legal direction of the Board; provided however, that if it is not possible to follow such direction within such 10 business day period, then Cause, in this case, shall mean the failure of Executive to follow a legal direction of the Board as soon as reasonably practicable after the end of such 10 business day period.

3.2 Termination Without Cause/Severance. If the Company terminates Executive’s employment without Cause, Executive will receive the Standard Entitlements and “Severance Benefits” as described in subsection 3.6 below provided that Executive complies with all severance conditions set forth in subsection 3.6(d) below.

3.3 Voluntary Resignation by Executive Due To Constructive Termination/Severance. If Executive voluntarily resigns Executive’s position with the Company at any time for Constructive Termination, Executive will receive the Standard Entitlements and “Severance Benefits” as described in subsection 3.6 below provided that Executive complies with all severance conditions set forth in subsection 3.6(d) below. For purposes of this Agreement, “Constructive Termination” shall mean any one of the following events which occurs on or after the Effective Date of this Agreement: (i) a material reduction in Executive’s responsibilities, authority or duties as an officer of the Company or a reduction in Executive’s title(s) as an officer of the Company without the written consent of the Executive; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company and does not exceed 15%; (iii) a relocation of Executive’s office to a location outside of San Diego County, California; (iv) any material breach by the Company of its obligations under this Agreement; or (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

3.4 Termination Upon a Change in Control/Severance. If Executive’s employment is terminated by Company within twelve months after a Change of Control (as the term is defined below), other than for Cause (as defined in subsection 3.1 above), Executive shall be entitled to receive the “Severance Benefits” as described in subsection 3.6 below provided that Executive complies with all severance conditions set forth in subsection 3.6(d) below.

3.5 Voluntary Termination; Death or Disability.

(a) Voluntary Termination. Executive may voluntarily terminate her employment with the Company at any time, after which no further compensation will be paid to Executive, except as specifically set forth herein. If Executive voluntary resigns, then all unvested options to purchase Common Stock of the Company held by Executive as of the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive shall remain exercisable until three months after the date of cessation of service, in the case of incentive stock options, or six months after the date of cessation of service, in the case of non-qualified stock options.

(b) Death or Disability. The Executive’s employment under this Agreement shall terminate immediately and without notice by the Company upon the death or disability of the Executive. For purposes of this Agreement, Executive will be deemed to have a disability if she becomes physically or mentally incapacitated or disabled or otherwise unable to fully discharge her duties hereunder for a period of 60 consecutive calendar days or for 120 days in any 360-day period. If Executive’s employment ceases as a result of death or disability, then all unvested options to purchase Common Stock of the Company held by Executive shall immediately terminate and become unexercisable and all vested options held by Executive shall remain exercisable until the one year anniversary of the date of cessation of service.

(c) No Severance Pay. In the event of Executive’s death or disability or if Executive voluntarily terminates her employment other than due to a Constructive Termination, she will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

3.6 Severance Benefits. Effective immediately after the closing of a Strategic Transaction (defined above), if the Company terminates Executive’s employment without Cause or if Executive terminates her employment due to a Constructive Termination, Executive shall be entitled to the following:

(a) Severance Payment. Executive shall be entitled to a lump sum severance payment equal to one year of Executive’s then current annual Base Salary (the "Standard Severance Payment”) but in no event less than the annual Base Salary of $198,551, payable upon effectiveness of the Release Agreement.

(b) Stock Options. All of Executive’s then outstanding Options will immediately vest and become exercisable and all Executive’s vested Options shall expire on the one year anniversary of the termination date. Notwithstanding the foregoing, in no event shall any Option be exercisable after the date of expiration set forth in the Plan.

(c) Healthcare Coverage. To the extent that Executive is eligible to continue her medical coverage under COBRA, the Company will pay the premiums for Executive’s COBRA coverage as they become due (including the premiums for any dependent coverage she elects), until the earlier of: (i) the date Executive accepts full time employment and/or becomes covered under another plan; (ii) the date she is otherwise no longer eligible for COBRA coverage; or (iii) 12 months after the effective date of separation. If coverage under COBRA is not available to the Company, then Company shall pay Executive an amount equivalent to the premiums it would have paid for Executive’s COBRA coverage.

(d) Conditions to Receive Severance Benefits. The Severance Benefits pursuant to subsections 3.6 (a), (b) and (c) will be paid, provided that Executive timely executes and delivers a Release Agreement to the Company,

(e) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A, then:

(i) No such payment will be made under this Agreement until the earlier of (A) the date which is six months and one day after her “separation from service” or (B) the date of Executive’s “death”.

(ii) For the sake of clarity, the provisions of this Section 5.3(e) only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or United States Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

3.7 Cessation. If Executive violates any provision of Sections 5, 6, 7 or 8 of this Agreement, any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

4. Change in Control. "Change in Control” means the following and shall be deemed to occur if any of the following events occur:

(a) Except as provided by subsection (iii) hereof, the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than:

(i) a merger or consolidation which would result in the persons holding the voting securities of the Company outstanding immediately prior thereto continuing to hold more than fifty percent (50%) of the combined voting power of the voting securities of the Company or its successor which are outstanding immediately after such merger or consolidation, or

(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(d) Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets; or

(e) Any other transaction that is reasonably deemed a change of control by a majority of the independent Board members.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (1) if the “person” is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, or (2) if the “person” is an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

5. Confidential Information, Rights and Duties.

5.1 Agreement.

(a) Confidential Information.

(i) Executive specifically agrees that she shall not at any time, either during or subsequent to the term of her employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by an executive officer of the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which the Executive might prepare, use, construct, observe, posses or control, shall be and shall remain the Company’s sole property.

(ii) For purposes of this Agreement, the term “confidential information” shall not include any information that: (A) has been made public by the Company (other than by acts or omissions of Executive in violation of this Agreement or other obligation of confidentiality); (B) is developed by Executive independently of any information the Executive learns in the course of fulfilling her duties hereunder; or (C) Executive is legally compelled to disclose; provided that (1) Executive is advised by written opinion of the Executive’s counsel, who shall be reasonably satisfactory to the Company, that she is legally required to disclose such information and (2) Executive notifies the Company of such proposed disclosure as far in advance of its disclosure as is practicable and uses her best efforts to obtain assurances that confidential treatment will be accorded to such information.

(b) Non-Interference. Any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Executive or any of Executive’s agents during or after the term of Executive’s employment shall be treated and acknowledged by the parties as a material breach of this Agreement. If such interference occurs at a time that Executive is employed by the Company, such interference shall be grounds for the Company to terminate Executive for Cause.

5.2 Remedies. Executive’s duties under this Section 3 shall survive termination of Executive’s employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of this Section 3 would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

6. Outside Activities.

6.1 Activities. Executive will not during her employment with the Company undertake or engage in any other employment, occupation or business enterprise (other than enterprises in which Executive is a passive investor; provided that such passive investment is consistent with this terms of this Agreement, including this Section 4) without the prior written consent of the Board.. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of her duties hereunder and are otherwise consistent with this Section 4.

6.2 Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6.3 Non-Competition.

(a) During her employment by the Company, except on behalf of the

Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by her to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

(b) Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from owning for passive investment purposes less than 1% of the publicly traded common equity securities of any company engaged in the business of the Company (so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership).

7. Other Agreements.

7.1 Employees. For one year immediately following the termination date of Executive’s employment for any reason, Executive agrees not to solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

7.2 Noninterference. For one year immediately following the termination date of Executive’s employment for any reason, Executive agrees not to solicit, on Executive’s own behalf or for any entity that is in competition with the Company, any person or entity that is doing business with the Company or is an active prospect to do business with the Company for the purpose of diverting Company’s business or active business opportunities in competition with Company.

8. Release. In exchange for the benefits and other consideration under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B (the “Release Agreement”) upon her termination of employment. Unless the Release Agreement is executed by Executive and delivered to the Company within 21 days after the termination of Executive’s employment with the Company, and the same is not revoked, Executive shall not receive any severance benefits provided under this Agreement.

9. General Provisions.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at her address as listed on the Company payroll.

9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

9.3 Waiver. If either party should waive any breach of any provisions of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4 Complete Agreement. This Agreement, together with the exhibits attached hereto and incorporated herein, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

9.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan. Signatures transmitted electronically or via facsimile shall be deemed to be original signatures.

9.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

9.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and she may not assign any of her rights hereunder without the written consent of the Company.

9.8 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release Agreement) and its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in San Diego, California and conducted by Judicial Arbitration & Mediation

Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 9.8 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration.

9.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California, excluding the rules on conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

LA JOLLA PHARMACEUTICAL COMPANY

By: /s/ Deirdre Y. Gillespie

EXECUTIVE

By: /s/ Gail A. Sloan

EXHIBIT B
RELEASE AGREEMENT

I understand that all of my positions with La Jolla Pharmaceutical Company and its subsidiaries and affiliates (collectively, the “Company”) terminated effective

(the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Executive Agreement entered into as of May 24, 2010 between myself and the Company (the “Employment Agreement”). I understand that I am not entitled to any severance payment under the Employment Agreement unless I sign this release agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release agreement.

In consideration for the severance payment I am to receive under my Employment Agreement, I agree not to use or disclose any of the Company’s proprietary information without written authorization from an executive officer of the Company, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release the Company and its current and former officers, directors, agents, attorneys, employees, stockholder, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this release agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my employment agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this release agreement.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this release; (b) I should consult with an attorney prior to executing this release, (c) I have 21 days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven days following the execution of this release to revoke it; and (e) this release will not be effective until the eighth day after this release agreement has been signed both by me and by the Company (“Effective Date”).

This release agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein. This release agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

By:

Date:

ACKNOWLEDGED:
LA JOLLA PHARMACEUTICAL COMPANY
By:
Name:
Title:
Date: